Exhibit 3.1

Registrar of Companies Government Administration Building 133 Elgin Avenue George Town Grand Cayman Innovative International Acquisition Corp. (ROC #373243) (the "Company") TAKE NOTICE that at an extraordinary general meeting of the Company dated 19 December 2023, the following special resolution was passed: 4 Proposal No. 1 – The NTA Proposal “RESOLVED, as a special resolution, that subject to the approval of Proposal No. 3 (the Business Combination Proposal) and with effect prior to the consummation of the Domestication and the proposed Business Combination, the Memorandum and Articles of Association be amended as follows: (a) Article 49.2(b) of the Existing Organizational Documents shall be deleted in its entirety and replaced with the following language: “provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account (net of taxes paid or payable, if any), divided by the number of then issued Public Shares.” (b) Article 49.4 of the Existing Organizational Documents shall be deleted in its entirety and replaced with the following language: “At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorized to consummate such Business Combination, provided that the Company shall not consummate such Business Combination unless the Company has achieved any net tangible asset or cash requirement that may be contained in the agreement relating to such Business Combination.” (c) Article 49.5 of the Existing Organizational Documents shall be deleted in its entirety and replaced with the following language: “Any Member holding Public Shares who is not the Sponsor, a Founder, Officer or Director may, at least two business days’ prior to any vote on a Business Combination, elect to have their Public Shares redeemed for cash, in accordance with any applicable requirements provided for in the related proxy materials (the “IPO Redemption”), provided that no such Member acting together with any Affiliate of his or any other person with whom he is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15 per cent of the Public Shares in the aggregate without the prior consent of the Company. In connection with any vote held to approve a proposed Business Combination, holders of Public Shares seeking to exercise their redemption rights will be required to either tender their certificates (if any) to the Company’s transfer agent or to deliver their shares to the transfer agent electronically using The Depository Trust Company’s DWAC (Deposit/Withdrawal At Filed: 21-Dec-2023 16:52 EST www.verify.gov.ky File#: 373243 Auth Code: J40645734921

Custodian) System, at the holder’s option, in each case up to two business days prior to the vote on the proposal to approve the Business Combination. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (such interest shall be net of taxes payable) and not previously released to the Company to pay its taxes, divided by the number of then issued Public Shares (such redemption price being referred to herein as the “Redemption Price”).” (d) The final sentence of Article 49.8 of the Existing Organizational Documents shall be deleted in its entirety.” ___________________________________ Ahmarée Piercy Corporate Administrator for and on behalf of Maples Corporate Services Limited Dated this 21 day of December 2023 Filed: 21-Dec-2023 16:52 EST www.verify.gov.ky File#: 373243 Auth Code: J40645734921